Exhibit 10.48

TERADYNE, INC.

NON-EMPLOYEE DIRECTOR STOCK OPTION

EFFECTIVE

EXPIRATION

OPTION AGREEMENT by and between Teradyne, Inc., a Massachusetts corporation (hereinafter the “Company”), and XXX (hereinafter the “Optionee”), pursuant to and subject to all the terms and conditions of the Company’s 1996 Non-Employee Director Stock Option Plan (the “Plan”), a copy of which is attached hereto. The terms of the Plan are incorporated herein by reference and shall be deemed to be a part of this option agreement. In the event of any conflict between this option agreement and the provisions of the Plan, the Plan shall govern.

Section 1. Grant of Option. The Company grants to the Optionee an option to purchase, on the terms and conditions hereinafter set forth and as set forth in the Plan, XXX (the “Option Shares”) of the Company’s Common Stock, $XX par value, at the option price of $XX per share. This grant is a non-qualified option under the Internal Revenue Code.

Section 2. Stock Registration. Shares to be issued upon exercise of this option are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of exercise, the optionee will be required to represent to the Company that he is acquiring such shares as an investment and not with a view to the sale of those shares. The certificate or certificates for the Option Shares shall be registered in the name of the Optionee (or if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship).

Section 3. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of the Commonwealth of Massachusetts.

Section 4. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes any and all correspondence, discussions or agreements between the parties regarding equity incentives for the Optionee and satisfies all of the Company’s obligations with respect to the grant of equity incentives to the Optionee as in effect on the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of XXX.

TERADYNE, INC.

By:

            Michael A. Bradley

            Chief Executive Officer

(1996 Non-Q)

Grant #XX

STOCK OPTION TERMS

This option is governed by Teradyne’s 1996 Non-Employee Director Stock Option Plan, which controls the meaning of terms and the rights of the optionee.

1.	Option Exercise and Vesting

(a)    These options vest immediately on the grant date.

(b)    After options become exercisable, they can be exercised at any time prior to the Expiration Date. The minimum exercise amount is 10 shares, adjusted for stock splits, etc.

(c)    Separate rules apply for exercising options after termination or death of the optionee, as set forth in Section 8 of the Plan. The optionee or his legal representative is encouraged to consult with the Company in that event.

(d)    This option is not transferable (except by will or the laws of descent and distribution), and can be exercised only by the optionee during his lifetime.

2.	Procedure for Exercising Options

Options are exercised by giving written notice to the Company and paying the full option price plus any required Government tax payment. The Company will pay any transfer or issue tax and deliver a certificate for the shares purchased. Payment can be made by a combination of cash, certified or bank check, personal check, or delivery of shares of Teradyne common stock. If disposition of the shares is governed by Section 16(b) of the Securities and Exchange Act of 1934, payment may be made in installments as specified by the Board of Directors. The optionee’s rights as a shareholder begin on the date the certificate is issued.

3.	Capital Changes and Business Succession

Section 10 of the Plan contains provision for adjusting the number of shares exercisable under this option if a recapitalization, stock split, merger, etc. occurs In that event, the optionee will be notified of the adjustment.

4.	Stock Registration

Shares to be issued upon exercise of this option are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of exercise, the optionee will be required to represent to the Company that he is acquiring such shares as an investment and not with a view to the sale of those shares.